Exhibit (a)(1)

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

March 1, 2010

THIS EXCHANGE OFFER WILL COMMENCE ON MARCH 1, 2010, AND WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON MARCH 29, 2010  (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

Independent Bank Corporation, a Michigan corporation (referred to in this Offer to Exchange as "IBC," the "Company," "we," "our" or "us"), is offering certain employees a limited opportunity to elect to exchange certain employee stock options for new options ("New Options") covering a lesser number of IBC common shares. We refer to this offer as the "Offer" and it is described in and subject to the terms and conditions set forth in this document and other documents we may refer you to (the "Offer to Exchange"). The New Options will be granted under the Independent Bank Corporation Long-Term Incentive Plan (the "LTIP"), with an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market (the "Nasdaq Market") on the date the New Options are granted.

Options subject to this Offer ("Eligible Options") are outstanding employee stock options, whether vested or unvested, that:

•

are outstanding (that is, are not previously exercised, expired, terminated, or forfeited) and held by an employee (other than the "named executive officers" specified below and other than current or former directors) who is employed by IBC or one of its affiliates as of the start date of the Offer and who remains employed through the date the New Options are granted;

•	have an exercise price that is greater than $10.00 per share; and
•	do not expire within 12 months from the date the New Options are granted.

The Stock Option Exchange Program is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of the pre-established exchange ratios set forth in Schedule A to this Offer to Exchange. The exchange ratios were calculated on a "value-for-value" basis.  This means the exchange ratios have been determined in a manner intended to result in the grant of New Options with a fair value that is equal to the fair value of the Eligible Options they replace, calculated as of the time that we established the exchange ratios, on February 1, 2010.

None of the New Options will be vested on the date of grant. New Options will be subject to a vesting period equal to the longer of (1) one year after the date the New Options are granted, and (2) the original vesting period of the Eligible Options surrendered in exchange for the New Options.  The term of each New Option will be the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances.

We are making this Offer on the terms and subject to the conditions stated in this Offer to Exchange. Your participation in the Offer is voluntary, meaning you are not required to tender your Eligible Options in the Offer unless you choose to participate. Tendering your Eligible Options means participating in the Offer by electing to surrender Eligible Options to the Company for exchange pursuant to the terms of this Offer. If you elect to participate in the Offer, you must tender all of your Eligible Options.

IMPORTANT

Employees eligible to participate in this Offer are being sent materials relating to the Stock Option Exchange Program, including an election form.  If you want to exchange your Eligible Options, you must submit your election form so that it is received by us before this Offer expires. If you want to participate, you may do so by completing and returning the election form to the Company by overnight delivery, U.S. mail, fax, or email, according to the instructions contained in the materials sent to you.  The Company must receive the election form by the expiration of the Offer at 11:59 p.m., Eastern Time, on Monday, March 29, 2010.

The proper submission or delivery of all materials, including elections, changes of elections, and withdrawals, is your responsibility. Only elections that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.

We intend to send you a confirmation within a reasonable time after we receive your election, a change in your election, or a withdrawal of your election. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date deadline of 11:59 p.m., Eastern Time, on March 29, 2010.  If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your election by calling Mike Steele at 616-522-1783 or by sending an email to msteele@ibcp.com.

Participating in the Stock Option Exchange Program involves risks. See Section B below, beginning on page 9 below.

Our common shares are quoted on the Nasdaq Market under the symbol "IBCP." On February 23, 2010, the closing price of our common shares as reported on the Nasdaq Market was $0.86 per share. You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

You should rely only on the information contained in this Offer to Exchange or other documents referred to in this Offer to Exchange, including the election form being sent to you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement filed with the U.S. Securities and Exchange Commission (the "SEC") on March 1, 2010.  You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the SEC nor any state securities commission has approved or disapproved of the New Options or this Offer or passed judgment upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

Although our Board of Directors has approved this Offer, neither Independent Bank Corporation nor our Board of Directors makes any recommendation to you as to whether you should tender your Eligible Options.  This Offer required the approval of IBC shareholders, which approval was obtained at a special shareholder meeting held in Ionia, Michigan on January 29, 2010.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Mike Steele at 616-522-1783, or via email at msteele@ibcp.com.

A. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Questions and Answers about the Stock Option Exchange Program

IBC is offering certain employees a limited opportunity to elect to exchange certain employee stock options for New Options covering a lesser number of IBC common shares. We refer to this offer as the "Offer" and it is described in and subject to the terms and conditions set forth in this document, which we refer to as the "Offer to Exchange." The following questions and answers seek to address some of the questions that you may have about the Stock Option Exchange Program and the Offer.

We urge you to read carefully the entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to "IBC," the "Company," "we," "our" and "us" mean Independent Bank Corporation.

Overview of the Stock Option Exchange Program

Q1.         What is the Stock Option Exchange Program?

In the Stock Option Exchange Program, we are offering "Eligible Employees" (as defined in Question 3) the voluntary opportunity to elect prior to the expiration of the Offer to exchange all of their "Eligible Options" (as defined in Question 2) for newly granted IBC stock options covering a lesser number of IBC common shares, which we refer to as "New Options." The Stock Option Exchange Program is not a one-for-one exchange. Instead, the number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of pre-established exchange ratios set forth in Schedule A to this Offer to Exchange.

The Offer expires at 11:59 p.m., Eastern Time, on Monday, March 29, 2010, unless we extend the Offer to a later date and time that we announce (see Question 14 and Question 24). Elections to tender Eligible Options in the Offer must be received prior to the expiration of the Offer (see Question 14).  Eligible Employees may elect to participate by completing and returning the election form to the Company by overnight delivery, mail, fax, or email, according to the instructions contained in the materials sent to the employee, provided that the completed form is received by the Company before the expiration of the Offer.

Participation in the Stock Option Exchange Program pursuant to this Offer is voluntary, and there are no penalties for electing not to participate. The Stock Option Exchange Program and the Offer are subject to a number of conditions (see Question 7). Subject to the satisfaction or waiver of these conditions, we expect to accept all properly tendered Eligible Options, cancel those properly tendered Eligible Options, and promptly after the expiration of the Offer grant the New Options in exchange for the cancelled Eligible Options.

Q2.         Which employee stock options are eligible to be exchanged in the Offer?

The stock options that are eligible to be exchanged (which we refer to as "Eligible Options") are stock options for IBC common shares that:

•

are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee (as defined below) as of the start date of the Offer and at the time the New Options are granted;

•	have an exercise price that is greater than $10.00 per share; and
•	do not expire within 12 months from the date the New Options are granted.

 Eligible Options include vested and unvested options, and incentive stock options as well as nonqualified stock options.

To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, we are providing you a list of your Eligible Options, which includes your Eligible Option grant dates, the exercise price of your Eligible Options, and the number of shares subject to your Eligible Options.  This information is included on the election form in the materials sent to you.

Q3.         Who is eligible to participate in the Stock Option Exchange Program?

Each employee of IBC and our affiliates is an Eligible Employee who may participate in the Offer if he or she:

•	is employed by us or one of our affiliates on the date we commence the Offer and continues to be employed by us or one of our affiliates through the date the New Options are granted;
•	holds Eligible Options; and
•	is not a current or former member of our Board of Directors and is not one of our "named executive officers," as defined in Section C.11. below.

 Before deciding to exchange Eligible Options in the Offer, please carefully note that the grant and vesting of New Options will be conditioned upon continued employment.

Q4.         Why should I consider participating in the Offer?

You should read and carefully consider all of the information in this Offer to Exchange, including the tax information and the risk factors discussed below.

Eligible Options that are either vested or unvested represent a current or potential future right to purchase our common shares at a specified price. Due to market fluctuations over time, the market price of our common shares can be greater than, equal to, or less than the exercise price of an Eligible Option. When the market price of IBC common shares is greater than the exercise price of an option (also known as an option being "in the money"), exercising the option would result in an economic benefit because you are able to buy the shares at less than the then-prevailing market price of the shares, which you may then choose to sell for the higher market price. When the market price of IBC common shares is less than the exercise price of the option (also known as the option being "out of the money" or "underwater"), exercising the stock option and selling the purchased shares would result in an economic loss.

Because of our current stock price (which was $0.86 as of February 23, 2010), all of the Eligible Options are currently "underwater."

If you properly tender an Eligible Option in the Offer and we accept it pursuant to the Offer, then promptly after the expiration of the Offer that Eligible Option will be cancelled and, provided that you remain an employee of IBC or one of our affiliates, you will be granted in exchange a New Option that is unvested and that, if it becomes vested, will be exercisable for a lesser number of shares than the Eligible Option you tendered in exchange, and with an exercise price equal to the closing price of our common shares as reported by the Nasdaq Market on the grant date.

This grant of New Options may or may not be more valuable to you than continuing to hold your Eligible Options into the future. The future value of the Eligible Options depends on a number of factors that are not possible to predict, including the market performance of our common shares, the timing of such performance, and your continued employment through relevant vesting dates.

Q5.         How many shares will be subject to New Options that the Company is offering in exchange for my Eligible Options?

The Stock Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive New Options that are unvested and that, once vested, will be exercisable for a lesser number of common shares with an exercise price equal to the closing price of our common shares as reported by the Nasdaq Market on the grant date. New Options will be granted under the Independent Bank Corporation Long-Term Incentive Plan (the "LTIP"). The ratio of the number of shares underlying an Eligible Option for each share underlying a New Option is referred to as the "exchange ratio." Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is set forth in Schedule A at the end of this Offer to Exchange.

The exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that may be granted in exchange for each of your Eligible Options is set forth on your election form.  Please note that IBC will not issue any fractional New Options. Therefore, the applicable amounts specified on your election form have been rounded down to the nearest whole share.

Q6.         How were the exchange ratios set?

The exchange ratios have been determined in a manner intended to result in the grant of New Options that have a fair value (as determined under accounting rules) that is equal to the fair value of the Eligible Options they replace. These ratios are designed to avoid incremental accounting expense in connection with the grant of New Options.

The exchange ratios are based on the fair value of the Eligible Options and the fair value of the New Options determined on February 1, 2010, calculated using the Black-Scholes option pricing model. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the expected dividend yield on our common stock, a risk-free interest rate, the expected term of the stock option, and the expected volatility of our stock price. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace.

As a very simple example, if an Eligible Option is exercisable for 250 shares and has a fair value of 4 and a New Option has a fair value of 10, the ratio of Eligible Options to New Options would be 2.5 to 1 (that is, 10 divided by 4), so the Eligible Option could be exchanged for a New Option covering 100 shares (250 shares divided by 2.5). (For more information on how we valued New Options and Eligible Options for purposes of determining each exchange ratio, see Section C.2. below.)

Q7.         Are there any conditions to the Offer?

Yes.  The Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer and which are more fully described in Section C.9.  The Offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Employees participating. If any of the events described in Section C.9 occur, we may elect to terminate, extend, or amend the Offer at any time prior to the expiration of the Offer.  If we elect to terminate, extend, or amend the Offer we will publicly announce such decision and give oral, written or electronic notice of such decision to all Eligible Employees.  See Section C.7 below for more information.

Q8.         Why is the Company implementing the Stock Option Exchange Program?

We are proposing to implement the Stock Option Exchange Program to motivate and retain key employees and to reinforce the alignment of our employee's interests with those of our stockholders.  The Stock Option Exchange Program also would reduce outstanding stock option "overhang" and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.  See Section C.3 below for more information.

Terms of the New Options

Q9.         What are the terms of the New Options?

Each New Option will be granted under the LTIP and will be subject to substantially the same terms and conditions that we currently apply to awards granted under the LTIP. These terms and conditions may differ from those applicable to your Eligible Options. None of the New Options will qualify as incentive stock options for U.S. income tax purposes. The form of the grant agreements setting forth the terms and conditions that will be applicable to the New Options is included in the materials sent to you.  Your election to tender Eligible Options in exchange for New Options constitutes your acceptance of the terms and conditions of the New Options. In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms:

•	Each New Option will have an exercise price equal to the closing price of our common stock on the date the New Options are granted, which will occur promptly after the expiration of the Offer;
•	Each New Option will be, subject to vesting, exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged (see Question 5);
•

Each New Option will not be vested and will not be exercisable on the date it is granted and will have a new vesting condition of the longer of one year from the New Option's grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with IBC or one of our affiliates (see Question 10); and

•	The term of each New Option will be the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances.

Q10.       When will the New Options vest?

Our employee stock options cannot be exercised until they vest, with vesting based upon the employee's continued employment with us or one of our affiliates. None of the New Options will be vested on the date of grant. Each New Option will have a new vesting condition of the longer of one year from the New Option's grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with IBC or one of our affiliates. If an Eligible Option that is fully vested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates through the vesting date. If an Eligible Option that is in part vested and in part unvested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest in corresponding increments, subject to the one-year initial vesting provision (with each vesting increment of such New Option representing the same percentage of shares covered by the corresponding increment of the Eligible Option). These vesting terms are shown in the table below:

If the vesting status of the Eligible Option is:	Then the corresponding increment of the New Option will:
Vested or scheduled to vest within one year of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates through the vesting date.
Scheduled to vest more than one year following the grant date of the New Option

Vest and become exercisable according to the same vesting schedule of the corresponding increment of the Eligible Option, assuming continued employment with the Company or one of our affiliates through the vesting date.

You should understand that if you exchange Eligible Options for New Options and you cease to be employed by IBC or one of our affiliates before the shares subject to the New Options vest, you generally will forfeit any unvested portion of your New Options, even if the Eligible Options that you surrendered to receive the New Options were vested at the time the Eligible Options were surrendered.

Q11.       What will be the exercise price per share of the New Options?

The Offer will extend for at least twenty (20) business days from the date it is commenced. The New Options will be granted promptly following expiration of the Offer. All New Options granted pursuant to the Stock Option Exchange Program will have an exercise price equal to the closing price of our common stock as reported by the Nasdaq Market on the grant date for the New Options, which will be the price of the last trade as of the closing of the Nasdaq Market on the grant date, as reported by the Nasdaq Market.  We currently expect to grant the New Options on March 30, 2010, but this date could change, including if we extend the Expiration Date for the Offer.

We cannot predict the exercise price per share of the New Options. We recommend you obtain current market quotations for our common stock when deciding whether to tender your Eligible Options.

Q12.       What happens to my New Options if I terminate my employment with IBC?

Under the terms of the LTIP, you must be an employee of IBC or one of our affiliates on the grant date of the New Options in order to be eligible to receive such New Options. The grant date will occur promptly after expiration of the Offer. Each New Option will be granted under the LTIP and will be subject to substantially the same terms and conditions that we currently apply to options granted under the LTIP. The form of the option grant agreements for New Options, setting forth the terms and conditions that will be applicable to the New Options, is included in the materials delivered to you.  Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability, or retirement, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee's date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for three (3) months after termination for any reason other than death, disability, or retirement. (For more information, see Section C.2.)

Nothing in the Offer should be construed to confer upon you the right to remain an employee of IBC or one of our affiliates. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of IBC or one of our or its affiliates until the grant date for the New Options or thereafter.

Effects of Participating in the Offer

Q13.       What does it mean to "tender" my options?

When we refer to you tendering your options, we mean that you have agreed to exchange your Eligible Options for New Options on the terms and subject to the conditions set forth in the Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions in the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered.  Tendering your Eligible Options is completely voluntary.

Q14.       How do I participate in the Offer?

The Offer expires at 11:59 p.m., Eastern Time, on Monday, March 29, 2010.  Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

If you want to exchange your Eligible Options, you must submit the election form sent to you so that it is received by us before this Offer expires.

•	To submit the election form by overnight mail or U.S. mail, you must send the properly completed, signed, and dated election form to the following address:

Independent Bank Corporation

230 West Main Street

Ionia, MI 48846

Attn:  Mike Steele

•	To submit the election form by fax, you must send the properly completed, signed, and dated election form to the following:

Attn:  Mike Steele

Fax number: 1-616-527-5833

•	To submit the election form by email, you must scan the properly completed, signed, and dated election form into a pdf or similar file and email it to the following email address: msteele@ibcp.com.

The Company must receive the election form by the expiration of the Offer at 11:59 p.m., Eastern Time, on March 29, 2010.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate, and amend the Offer, we expect to accept all properly tendered option grants upon expiration of the Offer.

Q15.       If I elect to tender Eligible Options in the Offer, can I change or withdraw my election?

Yes. At any time before the expiration of the Offer, you may change or withdraw your election. If we extend the Offer beyond 11:59 p.m. Eastern Time, on March 29, 2010, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated and properly submitted election we receive before the Offer expires on the expiration date. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within forty (40) business days after the commencement of this Offer.

You may change or withdraw your election by submitting a new election form. Your election to change or withdraw a previous election must be received before the Offer expires. Your latest dated election that is properly completed and received before the expiration of the Offer will control. (For more information, see Sections C.4 and C.5.)

Q16.       Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. If you choose not to participate, you will keep all your options and will not receive any New Options under the Offer. (For more information on specific tax issues, particularly if you hold incentive stock options, please see the tax discussion in Section C.8.)

Q17.       If I participate in the Offer, do I need to tender all of my Eligible Options?

Yes. If you elect to participate in the Offer, you must tender all of your Eligible Options. You may not elect to tender only a portion of your Eligible Options.

Q18.       Will my decision to participate in the Offer have any impact on my ability to receive options in the future?

No. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. (For more information, see Section C.1.)

Q19.       How can I find out what Eligible Options I hold?

To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, we are providing you a list of your Eligible Options, which includes your Eligible Option grant dates, the exercise price of your Eligible Options and the number of shares subject to your Eligible Options. This information is included on the election form in the materials we delivered to you. The information provided regarding your Eligible Options is as of February 1, 2010 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options you hold if your employment terminates.

Q20.       May I tender Eligible Options that have been transferred to another person or a trust?

Your individual stock option agreement(s) may permit you to transfer your stock options to a family member, a trust, or certain entities.  However, only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to another person or entity and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If stock options have been transferred to your former spouse or you otherwise do not have full authority to tender transferred options, then we will not consider those options as Eligible Options for purposes of the Offer.

Q21.       What if my employment with the Company terminates before the expiration of the Offer?

To be an Eligible Employee, you must be employed by IBC or one of our affiliates through the expiration of the Offer. If you cease to be employed by us for any reason before the Offer expires, then you will no longer be eligible to participate in the Offer, and we will not accept your Eligible Options for exchange, regardless of whether you tendered Eligible Options before your termination of employment. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the plans under which your options were granted will govern the impact of employment termination on your options. If an employee stock option that you hold (either vested or unvested) expires, terminates, or is forfeited before the expiration of the Offer, whether because of termination of your employment or otherwise, that stock option will not be an "Eligible Option." Only stock options that have not expired, terminated, or been forfeited, that remain outstanding on the expiration of the Offer and that are held by a employee of IBC or one of its affiliates will be "Eligible Options."

Tenders of options that do not qualify as "Eligible Options" will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. The Company will determine whether options are Eligible Options for purposes of the Offer. (For more information, see Section C.1.) The information you receive, including your election form, will not be updated to reflect events after February 1, 2010, including employment terminations.

In addition, you must be an employee of IBC or one of our affiliates on the grant date of the New Options, which will occur promptly after expiration of the Offer.

Q22.       If I choose to participate, what will happen to my options that I tender?

If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the expiration of the Offer, those options will be cancelled if and when we accept them in exchange for New Options, and you will no longer have any rights with respect to those options. (For more information, see Sections C.6 and C.12.)

Q23.       What happens to Eligible Options that I do not tender?

Eligible Options that are not exchanged for New Options because either you choose not to participate in the Offer, do not validly tender your Eligible Options, withdraw a previous election before the Offer expires, or your options are not accepted for exchange, will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant, except that, as more fully explained in Question 28 below, the future tax treatment of any Eligible Options that you hold that are incentive stock options may be affected by the Stock Option Exchange Program. (For more information, see Sections C.4 and C.8.)

Q24.       When does the Offer expire? How will I know if the Offer is extended?

The Offer begins at 12:01 a.m., Eastern Time, on March 1, 2010 and is scheduled to expire at 11:59 p.m., Eastern Time, on March 29, 2010 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond 11:59 p.m., Eastern Time, on March 29, 2010. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. (For more information, see Sections C.1 and C.7.)

Q25.       If I participate in the Offer and my tendered options are accepted, when will I receive my New Options?

The New Options will be granted promptly following the expiration of the Offer, likely no later than the first trading day immediately following the date on which the Offer expires. For example, the scheduled expiration date of the Offer is Monday, March 29, 2010, and we currently expect to accept and cancel all properly tendered Eligible Options and to grant New Options no later than Tuesday, March 30, 2010. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. The number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established. Information regarding your New Options will be delivered to you as soon as administratively practicable after they are granted. (For more information, see Section C.6.)

Q26.       If the Offer is extended, how does the extension affect when I will receive my New Options?

If we extend the Offer, you will receive any New Options promptly after the expiration of any extension. (For more information, see Section C.7.)

 Other Aspects of the Stock Option Exchange Program

Q27.       Why can't you just grant Eligible Employees more options?

Issuing New Options without cancelling any previously granted options would increase our operating expenses, as we would need to expense both the New Options and the previously granted options, which would decrease our reported earnings and which could negatively impact our stock price. Because we believe that the Stock Option Exchange Program must balance the interests of our shareholders and our employees, we designed it in a manner intended to decrease the likelihood of incurring an increased or incremental accounting expense for the New Options.  In addition, issuing new options without cancelling previously granted options would increase our overhang.

Q28.       Will I owe taxes if I exchange my Eligible Options in the Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Employees who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

Please note that any incentive stock options that are Eligible Options subject to the Offer but that you do not tender in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. (For more information, see Section C.8.)

Q29.       Does participating in the Offer involve any risks? Are there risks in deciding not to participate?

Yes. Participating in the Offer involves a number of risks, including the risk that the price of our common stock may increase to such an extent in the future that Eligible Options tendered and cancelled in the Offer might have been worth more than New Options granted in exchange for the Eligible Options that were tendered in the Offer, and the risk that you may not satisfy the vesting condition of the New Options that are exchanged for Eligible Options that are or would become vested. In addition, the Company is subject to a number of other risks and uncertainties.

No assurances or predictions can be made about the future price of our common stock. In evaluating this Offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and our stock and companies in the community banking industry, and the performance of our business, and you should also keep in mind the possibility that your options may remain underwater, may not become exercisable, and/or may terminate if your employment terminates. Accordingly, there are also risks associated with keeping your Eligible Options and deciding not to participate in this Offer.

For more information about these risks as well as risks relating to the Company's business in general, see Section B below and the section entitled "Risk Factors" in the Form 10‑K we filed with the SEC on February 26, 2010.  We also recommend that you read the discussion about our business contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report to shareholders attached as Exhibit 13 to such Form 10-K. You also should review other developments relating to the Company and our business reported in Current Reports on Form 8-K, also filed with the SEC. Each of these filings is available on the SEC's website at www.sec.gov and are also available through the "Investor Relations" link on the Company's website at www.IndependentBank.com, at "documents/SEC filings/annual report." (For more information about the reports we file with the SEC, see Section C.18.)

Q30.       Is it likely that an Offer similar to this one will be made in the future?

No. The Company is making this Offer, in part, due to the current economic environment and other special circumstances surrounding the recent decline in the Company's stock price. In addition, the Company is seeking to motivate and retain key employees and reinforce the alignment of employee and shareholder interests.  Accordingly, while the Company's compensation programs are reviewed periodically, the Company does not have any current intention to make any similar offer in the future.

Q31.       What interests do the directors and executive officers of IBC have in the Stock Option Exchange Program?

As described in the response to Question 3, current and former members of our Board of Directors and our named executives (those executive officers described in Section C.11 below) are not eligible to participate in the Stock Option Exchange Program and may not tender Eligible Options in the Offer. The number of common shares subject to Eligible Options held as of February 1, 2010 by our current executive officers who are eligible to participate in the Offer is set forth in Section C.11.

Q32.       Do the Company and the Board of Directors recommend that I participate in the Offer?

Although our Board of Directors has approved the Stock Option Exchange Program and the Offer, neither the Company nor the Board of Directors makes any recommendation as to whether you should participate in the Offer. Similarly, neither the Company nor the Board of Directors makes any prediction about the future price of our common stock.

Q33.       What if I am on vacation or approved leave of absence during the Offer period? Can I still participate?

Yes, but your election to participate must be submitted and received before the Offer expires at 11:59 p.m., Eastern Time, on March 29, 2010 (or, if we extend the Offer, a later date that we will specify). It is your responsibility to make sure that your election is received by the expiration deadline.

Q34.       What if I have additional questions?

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Mike Steele at 616-522-1783 or via email at msteele@ibcp.com.

B.  RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe the material risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K we filed with the SEC on February 26, 2010, is incorporated by reference into this Offer. Copies of this filing may be obtained as described in Section C.18. You should carefully consider these risks and are encouraged to consult your investment, tax, and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

Portions of this Offer (including information incorporated by reference) include "forward-looking statements." The words "believe," "expect," "anticipate," "project," "will," "could," "would," and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those projected, anticipated, or implied in the forward-looking statements. The most significant of these risks, uncertainties, and other factors are described in this Offer to Exchange and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in the Risk Factors described above. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from the Annual Report on Form 10-K we filed with the SEC on February 26, 2010.

The following discussion should be read in conjunction with the financial information in Section C.19, as well as our financial statements and notes to the financial statements included in the Annual Report on Form 10-K we filed with the SEC on February 26, 2010.

Risks That Are Specific to This Offer

If you exchange Eligible Options for New Options in the Offer and your employment with the Company terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options.

If you elect to participate in the Offer, none of the New Options you receive will be vested on the date of grant. Each New Option will be subject to a vesting schedule based on the vesting schedule of the Eligible Option being surrendered, but in all cases the New Options will be subject to a one-year vesting schedule. Generally, if you cease to be employed by us or one of our affiliates, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates for reasons other than death, disability or retirement before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Independent Bank or one of our affiliates. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option grant date or thereafter.

If the price of the Company's common stock increases over time, the value of any New Options that you receive in the Offer may be less than the value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer to make the granting of the New Options approximately accounting expense neutral to the Company. The exchange ratios of shares subject to Eligible Options surrendered in exchange for New Options granted have been determined in a manner intended to result in the grant of New Options that have a fair value (as determined under accounting rules) that is equal to the fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios. Consequently, each New Option will be, subject to vesting, exercisable for a number of shares that is lower than the number of shares subject to an Eligible Option for which the New Option is exchanged.

Because the number of shares that will be subject to a New Option is lower than the number of shares subject to an Eligible Option for which it is exchanged, it is possible that, at some point in the future, your surrendered Eligible Options would have been economically more valuable than the New Options granted in the Offer. For example, assume:

•	You have an option from 2003 to purchase 1,000 shares at an exercise price of $17.43, and an option from 2005 to purchase 1,500 shares at an exercise price of $25.02, and
•	The closing price of IBC common stock on the grant date of the New Option is $0.70.

As you can see in the chart below, by exchanging your 2003 grant, you would receive an option to purchase 200 shares at the new exercise price of $0.70 per share. And by exchanging your 2005 grant, you would receive an option to purchase 240 shares, also at $0.70 per share.

	Exercise price of Eligible Option	Shares subject to Eligible Option	Exercise price of New Options*	Exchange ratio	Shares subject to New Options
2003 grant	$17.43	1,000	$0.70	4.994-to-1	200
2005 grant	$25.02	1,500	$0.70	6.226-to-1	240

*

NOTE: The actual exercise price of New Options will be established on the day they are granted, promptly following the expiration of the Offer. The exercise prices shown above are for illustrative purposes only.

As shown by the table below, depending on the price of our shares, the Eligible Options could have a higher realizable value than New Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares, than if you had exchanged them for New Options, exercised the New Options and sold the shares. The share price at which the Eligible Options become more valuable than New Options depends upon a number of factors, including the exercise price of the Eligible Option and the New Option and the applicable exchange ratio. The table below illustrates how the value of the hypothetical grants described above would change with different stock prices:

	2003 Grant		2005 Grant
If the stock is at:	Potential gain on original Eligible Option to purchase 1,000 shares at existing exercise price of $17.43:	Potential gain on New Option to purchase 200 shares at hypothetical exercise price of $0.70:	Potential gain on original Eligible Option to purchase 1,500 shares at existing exercise price of $25.02:	Potential gain on New Option to purchase 240 shares at hypothetical exercise price of $0.70:
Less than $10.00	0	Up to $1,860.00	0	Up to $2,232.00
$12.50	0	$2,360.00	0	$2,832.00
$15.00	0	$2,860.00	0	$3,432.00
$17.50	$70.00	$3,360.00	0	$4,032.00
$20.00	$2,570.00	$3,860.00	0	$4,632.00
$22.50	$5,070.00	$4,360.00	0	$5,232.00
$25.00	$7,570.00	$4,860.00	0	$5,832.00
$27.50	$10,070.00	$5,360.00	$3,720.00	$6,432.00
$30.00	$12,570.00	$5,860.00	$7,470.00	$7,032.00

The foregoing example is provided by way of information only. Amounts shown as "potential gain" represent hypothetical values before taking into account the effect of income taxes and brokerage commissions, based on the assumption that options are exercised and the IBC common shares received upon the option exercise are sold at the share prices indicated in the left hand column.

If the Company is acquired by, merges with, or acquires another company, the value of the New Options that you receive in the Offer may ultimately be less than the value of the Eligible Options you surrendered in the Offer.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on our share price, including a material increase to the price of our common stock. Depending on the structure and terms of any such type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in this Offer and retained their Eligible Options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us for reasons other than death, disability, or retirement, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange.  (In some cases, a sale or change of control transaction involving us will result in the accelerated vesting of any unvested options; however, this is not always the case.)

Finally, there is no certainty as to how options or other equity awards, and in particular unvested equity awards, will be treated in any such merger, acquisition, or other transaction. Thus, it is possible that the treatment of New Options in any such transaction may be less favorable than the treatment of Eligible Options.

We currently have no plans to engage in any sale, merger, or other transaction described in the foregoing paragraphs; however, we cannot be sure such a transaction will not occur, particularly given our pending need to raise capital (as discussed in the Annual Report on Form 10-K we filed with the SEC on February 26, 2010).

The exchange ratios used in the Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratios for the Eligible Options in the Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in this Offer. The valuation method we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated (February 1, 2010) and is not a prediction of the future value that might be realized through Eligible Options or New Options.

If you have incentive stock options, the tax treatment of New Options may not be as favorable, and if the Offer extends for more than 30 calendar days, the tax status of any incentive stock options you hold and do not tender for exchange may be affected.

Because all New Options issued in the Offer will be nonqualified stock options, an individual's tax treatment upon exercise of the New Options may differ from the treatment otherwise applicable to the surrendered Eligible Options. An Eligible Employee who participates and receives the New Options will recognize ordinary income upon exercise of the New Options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price paid for those shares. The ordinary income will be subject to applicable tax withholding. Upon disposition of the shares resulting from the exercise of the New Options, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares.

Any incentive stock options that are Eligible Options subject to the Offer but that you do not tender in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected even if you elect not to participate in the Offer. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options for purposes of determining income tax treatment. See Section C.8 for more information.

Risks Relating to Our Business Generally

You should carefully review the "Risk Factors" contained in the Annual Report on Form 10-K we filed with the SEC on February 26, 2010, and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange.  You may access these filings electronically at the SEC's website at www.sec.gov or on our website under the "Investor Relations" link at www.IndependentBank.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you without charge to you. See Section C.18 for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

C. THE OFFER

The following information provides important additional details regarding the Offer.

           1.       General; Eligibility; Offer Expiration Time

IBC is offering certain employees a limited opportunity to exchange certain employee stock options for New Options covering a lesser number of IBC common shares.  The Offer is described in and subject to the terms and conditions set forth in this Offer to Exchange.

Eligible Employees. With the exception of the excluded individuals described below, all current employees who hold Eligible Options, who are employed by us or one of our affiliates on the date we commence the Offer, and who continue to be employed by us or one of our affiliates through the date the New Options are granted, will be eligible to participate in the program.

Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All Eligible Employees, including those on vacation or on approved leave during the Offer period, are subject to the same deadline to tender Eligible Options pursuant to this Offer.

Current and former members of our Board of Directors and our named executives (i.e., as defined in Item 11 below) are not eligible to participate in the Stock Option Exchange Program.

Eligible Options. We are offering to exchange only IBC stock options that are Eligible Options. Eligible Options are stock options exercisable for IBC common shares that:

•

are outstanding (that is, are not previously exercised, expired, terminated, or forfeited) and held by an Eligible Employee (as defined above) as of the start date of the Offer and at the time the New Options are granted;

•	have an exercise price that is greater than $10.00 per share; and
•	do not expire within 12 months from the date the New Options are granted.

Eligible Options include vested and unvested options, and incentive stock options as well as nonqualified stock options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

The equity incentive plans under which Eligible Options have been granted include the Independent Bank Corporation Long-Term Incentive Plan and the Independent Bank Corporation Employee Stock Option Plan (collectively, the "Plans")

The Company will determine which stock option grants are Eligible Options under the Stock Option Exchange Program for purposes of the Offer.

If an employee stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that have not expired, terminated or been forfeited, that remain outstanding on the date the Offer expires and that are held by an IBC employee will be Eligible Options.

To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, we are providing you a list of your Eligible Options, which includes your Eligible Option grant dates, the exercise price of your Eligible Options and the number of shares subject to your Eligible Options.  This information is set forth on the election form in the materials that we delivered to you. Please note that if your employment with the Company terminates before the Offer expires, the existing terms of your option agreements and the Plans will govern the impact of employment termination on your options. The information regarding your Eligible Options set forth in the materials sent to you is as of February 1, 2010 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment terminates.

Tenders of options that do not qualify as Eligible Options will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Offer Expiration Time. The Offer begins at 12:01 a.m., Eastern Time, on Monday, March 1, 2010 and is scheduled to remain open until 11:59 p.m., Eastern Time, on Monday, March 29, 2010 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond March 29, 2010. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. See Section C.7 for a description of our rights to extend, delay, terminate and amend the Offer.

Without limiting the manner in which we may choose to make any public announcement, we currently intend to make employee announcements regarding the Offer by email and by making any appropriate filings with the SEC.

A "business day" means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.

No Impact on Future Awards. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer.

                2.             Source and Amount of Consideration; Terms of New Options

Source of Consideration. New Options issued in exchange for Eligible Options will be issued under the LTIP.  A copy of the LTIP was filed as Appendix B to the proxy statement we filed with the SEC on December 18, 2009.

Amount of Consideration. The Stock Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering an outstanding Eligible Option will receive a New Option that is unvested and that, once vested, will be exercisable for a lesser number of common shares than the Eligible Option surrendered in exchange for it. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying a New Option is referred to as the "exchange ratio."

Each grant of Eligible Options has been assigned a fixed and pre-established exchange ratio that is set forth in Schedule A at the end of this Offer to Exchange.

The exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that you can receive in exchange for each of your Eligible Options is set forth on your election form.  Please note that IBC will not issue any fractional New Options.  Therefore, the applicable amounts specified on your election form have been rounded down to the nearest whole share.

Further Information Regarding the Exchange Ratios. The exchange ratios of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer have been determined in a manner intended to result in the grant of New Options that have a fair value that is equal to the fair value of the Eligible Options surrendered in the exchange, based on valuation assumptions made shortly before the start of the Offer. These ratios are designed to decrease the likelihood of incurring incremental accounting expense in connection with the grant of New Options.

We based the exchange ratios on the fair value of the Eligible Options and the fair value of New Options, using the valuation assumptions described below. As a very simple example, if an Eligible Option is exercisable for 250 shares and has a fair value of 4 and a New Option has a fair value of 10, the ratio of Eligible Options to New Options would be 2.5 to 1 (that is, 10 divided by 4), so the Eligible Option could be exchanged for a New Option covering 100 shares (250 shares divided by 2.5).

The exchange ratios are based on the fair value of the Eligible Options and the fair value of the New Options determined on February 1, 2010, calculated using the Black-Scholes option pricing model. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the expected dividend yield on our common stock, a risk-free interest rate, the expected term of the stock option, and the expected volatility of our stock price. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace.

For purposes of determining the exchange ratios shown on Schedule A and in your election form, we calculated the fair value of the Eligible Options and New Options using a Black-Scholes option pricing model.  A summary of the weighted-average assumptions used in this option pricing model for the Eligible Options is as follows:

•	Expected dividend yield: 0.30%
•	Risk-free interest rate: 2.03%
•	Expected life (in years): 4.60
•	Expected volatility: 0.93
•	Per share weighted-average fair value: $0.0908

Terms of New Options. Each New Option will be granted under the LTIP and will have substantially the same terms and conditions that we currently apply to awards granted under the LTIP, except as described below. Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant. The form of the grant agreement setting forth the terms and conditions that will be applicable to the New Options is included in the materials sent to you.  In addition to any differences between the standard terms and conditions applicable to any Eligible Option and the standard terms and conditions applicable to a New Option, the New Options will have the following terms:

•	Each New Option will have an exercise price equal to the closing price of our common stock on the date the New Options are granted, which will occur promptly after the expiration of the Offer;
•	Each New Option will be, subject to vesting, exercisable for a lesser number of shares than were subject to the Eligible Option for which it is exchanged;
•

Each New Option will not be vested and will not be exercisable on the date it is granted and will have a new vesting condition of the longer of one year from the New Option's grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with IBC or one of our affiliates; and

•	The term of each New Option will be the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances.

Exercise Price. The Offer will extend for at least twenty (20) business days after it is commenced. The New Options will be granted promptly following the conclusion of the Offer, likely no later than the first trading day immediately following the date on which the Offer concludes. All New Options will have an exercise price equal to the closing price of our common stock on the Nasdaq Market on the grant date for the New Options, which will be the closing price reported on a consolidated basis on the Nasdaq Market on the grant date. The terms of the Stock Option Exchange Program, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, our Board of Directors may otherwise decide to amend, postpone or not proceed with the Offer, or under certain circumstances, cancel the Offer once it has commenced. See Section C.9 for a description of conditions to the Offer. The closing price of our common shares on the Nasdaq Market on February 23, 2010 was $0.86 per share.

Vesting. Our employee stock options cannot be exercised until after they vest, with vesting based upon the employee's continued employment with us or one of our affiliates. None of the New Options will be vested on the date of grant. Each New Option will have a new vesting condition of the longer of one year from the New Option's grant date and the remaining period of the original vesting term of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with IBC or one of our affiliates.  If an Eligible Option that is fully vested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates through the vesting date. If an Eligible Option that is in part vested and in part unvested is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest in corresponding increments, subject to the one-year initial vesting provision (with each vesting increment of such New Option representing the same percentage of shares covered by the corresponding increment of the Eligible Option). These vesting terms are shown in the table below:

If the vesting status of the Eligible Option is:	Then the corresponding increment of the New Option will:
Vested or scheduled to vest within one year of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with the Company or one of our affiliates through the vesting date.

Scheduled to vest more than one year following the grant date of the New Option

Vest and become exercisable according to the same vesting schedule of the corresponding increment of the Eligible Option, assuming continued employment with the Company or one of our affiliates through the vesting date.

For example, if you hold an Eligible Option that was originally granted on April 24, 2007, that vests in five equal increments (i.e., each increment representing 20% of the shares covered by the Eligible Option) and that you have not exercised any portion of, 40% of the shares subject to that Eligible Option are fully vested, and 20% are scheduled to vest on each of April 24, 2010, 2011, and 2012. If a New Option is granted on March 30, 2010 in exchange for that Eligible Option, the New Option will vest in three increments as follows: 60% of the shares covered by the New Option will vest and become exercisable on March 30, 2011 (i.e., one year from the grant date of the New Option), and the remaining shares will vest 20% each on April 24, 2011 and 2012 (i.e., on the original vesting schedule).

You should also keep in mind that if you exchange Eligible Options for New Options and you cease to be employed by IBC or one of our affiliates before the shares subject to the New Options vest, you generally will forfeit any unvested portion of your New Options even if the Eligible Options that you surrendered to receive the New Options were vested at the time the Eligible Options were surrendered.

Term. The term of each New Option will be the remaining term of the Eligible Option for which it is exchanged, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability or retirement, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee's date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for three (3) months after termination for any reason other than death, disability or retirement. Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our affiliates. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of IBC or one of our affiliates until the grant date for the New Options or thereafter.

Other Terms and Conditions. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of the LTIP. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common shares issuable under the New Options are currently registered on a registration statement filed with the SEC.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF IBC OR ONE OF OUR AFFILIATES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF IBC OR ONE OF OUR AFFILIATES UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

GENERALLY, IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

                3.             Purpose

We are proposing to implement the Stock Option Exchange Program to motivate and retain key employees and to reinforce the alignment of our employees' interests with those of our stockholders.  The Stock Option Exchange Program also would reduce outstanding stock option "overhang" and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.

The financial sector crisis and other macro-economic and micro-economic factors have contributed to the price of our common stock declining significantly. Exercise prices for Eligible Options range from $13.37 to $28.56 and the closing market price of our common stock on February 23, 2010 was $0.86.  Dramatic declines in the real estate market during the past two years along with other problems faced by many of our commercial and consumer borrowers have resulted in significant write-downs of our asset values.  In addition, macro-economic factors, such as the increased volatility in the financial services sector, have contributed to other losses and difficulties.  These factors and others have caused many of our employee stock options to be "underwater" or out-of-the-money.  As a result, the options no longer serve the employee retention, motivation, and long-term incentive tool for which they were originally issued.  We believe it is critical to our success to retain and motivate key employees and to reinforce the alignment of our employees' interests with those of our shareholders.  The Stock Option Exchange Program would help to address these concerns.

In addition, successful execution of the Stock Option Exchange Program would reduce our stock option "overhang" (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Underwater stock option awards have little or no retentive value but remain in overhang until they are exercised, expire, or are cancelled. Our overhang on December 31, 2009 was 6.59% (1,098,550 equity awards outstanding plus 483,802 shares available for future grant divided by 24,028,505 total common shares outstanding). Under the Stock Option Exchange Program, we expect that a reduction in overhang would occur because New Options issued in exchange for the underwater Eligible Options would be more likely to be exercised in the future.  In addition, we expect certain of the Eligible Options surrendered in the Stock Option Exchange Program will not be available for future grant.

Lastly, the Stock Option Exchange Program will allow us to recapture expense already allocated to equity awards, to enhance employee motivation and retention rather than incur new, additional costs to achieve the same result. Generally, when stock options are granted to employees, the Company bears an expense that reduces our net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted.  We continue to have unrecognized compensation costs related to previously-granted stock options; however, at current stock prices, these outstanding stock option awards are of limited benefit in motivating and retaining our employees. Through the Stock Option Exchange Program, we believe we can increase the significance of these stock option awards for our employees and provide a more meaningful incentive. We have designed the Stock Option Exchange Program so that it is not expected to create additional share-based compensation expense; as noted above, this is known as a value-for-value exchange.

           4.       Procedures for Tendering Eligible Options

The Offer expires at 11:59 p.m., Eastern Time, on Monday, March 29, 2010. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

If you want to exchange any of your Eligible Options, you must submit the election form sent to you so that it is received by us before this Offer expires.

•	To submit the election form by overnight mail or U.S. mail, you must send the properly completed, signed, and dated election form to the following address:

Independent Bank Corporation

230 West Main Street

Ionia, MI 48846

Attn:  Mike Steele

•	To submit the election form by fax, you must send the properly completed, signed, and dated election form to the following:

Attn:  Mike Steele

Fax number: 1-616-527-5833

•	To submit the election form by email, you must scan the properly completed, signed, and dated election form into a pdf or similar file and email it to the following email address: msteele@ibcp.com.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer.

If you elect to participate in the Offer, you must tender all of your Eligible Options.  You may not choose to tender only some of your Eligible Options.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

We intend to send you a confirmation within a reasonable time after we receive your election, a change in your election or a withdrawal of your election. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date deadline of 11:59 p.m., Eastern Time, on March 29, 2010.  If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You can confirm the receipt of your election by calling Mike Steele at 616-522-1783, or by sending an email to msteele@ibcp.com.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. Subject to our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered option grants upon expiration of the Offer.

Electing Not to Participate. Participation in the Offer is voluntary, and there are no penalties for electing not to tender any of your Eligible Options. If you do not want to tender your options in the Offer, you do not need to do anything. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If we do not receive a valid election from you by the Offer expiration time, you will be deemed to have rejected this Offer. Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted, except that, as more fully explained in Section C.8 below, the future tax treatment of any Eligible Options that you hold that are incentive stock options may be affected by the Offer. If we do not receive the election materials before 11:59 p.m., Eastern Time, on the expiration date, which is currently March 29, 2010 , we will interpret this as your election not to participate in the Offer, and none of your Eligible Option will be exchanged for New Options. We are under no obligation to contact you to confirm your election not to participate.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options. We may reject any or all tenders of Eligible Options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered Eligible Options that are not properly withdrawn. We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Our Acceptance Constitutes an Agreement. Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered options, the options automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights with respect to the Eligible Options. Your election to tender Eligible Options in exchange for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options upon grant.

                5.             Withdrawal Rights and Change of Elections

If you elect to tender Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer provided that you comply with the provisions of this Section C.5. If we extend the Offer, you may change or withdraw your tender of Eligible Options at any time until the expiration of the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest dated election that is properly completed and received before the expiration of the Offer. In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within forty (40) business days after the commencement of this Offer.

You may change or withdraw your elections by submitting a new election form. Your election to change or withdraw a previous election must be received before the expiration deadline of 11:59 p.m., Eastern Time, on March 29, 2010 (or such later date as may apply if the Offer is extended). Your latest dated election that is properly completed and received before the expiration of the Offer will control.

If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

           6.       Acceptance of Eligible Options for Exchange; Issuance of New Options

Acceptance. If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the date the Offer expires, those options will be cancelled when we accept them for exchange and you will no longer have any rights with respect to those options.

Timing of Acceptance. Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires and to the satisfaction of or our waiver of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Issuance of New Options. We expect to cancel all properly tendered Eligible Options and grant New Options promptly following the expiration of the Offer, likely no later than the first trading day immediately following the date on which the Offer expires. For example, the scheduled expiration date of the Offer is Monday, March 29, 2010, and we expect that the New Option grant date will be no later than Tuesday, March 30, 2010.  All New Options will have an exercise price equal to the closing price of our common stock as reported by the Nasdaq Market on the grant date for the New Options, which will be the price of the last trade as of the closing of the Nasdaq Market on the grant date, as reported by the Nasdaq Market. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. The number of shares subject to each New Option is not affected by the grant date because the exchange ratios are fixed and pre-established. Information regarding your New Options will be delivered to you as soon as administratively practicable after they are granted.

Termination of Option Agreements. Upon our acceptance of your Eligible Options that you tender in this Offer, your currently outstanding option agreements relating to the tendered Eligible Options automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder.

                7.             Extension of Offer; Termination; Amendment

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for exchange by publicly announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.

Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (which we refer to as the "Exchange Act"), which requires us to pay the consideration offered (the New Options) or return the tendered options promptly after we terminate or withdraw the Offer.

Before the expiration date of the Offer, we may terminate the Offer if any of the conditions specified in Section C.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all Eligible Employees holding Eligible Options.

As long as we comply with applicable law (including any requirement for additional shareholder approval), we reserve the right to amend the Offer in any respect. If we extend the length of time during which the Offer is open, such extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances.  Such rules may also require us to extend the Offer for a certain period of time following our announcement of any such change.   We currently do not intend to change any of the terms of the Offer.

                8.             Material U.S. Federal Income Tax Consequences

CIRCULAR 230 DISCLAIMER . THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE'S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options. However, the tax consequences of the Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change.

Please note that any incentive stock options that are Eligible Options subject to the Offer but that you do not tender in response to this Offer will be treated as having been modified if the Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules in those circumstances (i.e., if the Offer extends for more than 30 calendar days) as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. This consequence occurs only if and to the extent that the aggregate exercise price of incentive stock options that you hold that first become exercisable in 2010 plus the "ISO measurement amount" exceeds $100,000. For this purpose, the "ISO measurement amount" is equal to the number of shares subject to those incentive stock options that you hold that are Eligible Options subject to this Offer but that you do not tender in response to the Offer, and that are already exercisable or that first become exercisable in 2010, times the fair market value of our common shares on the day the option is deemed regranted. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. In addition, any incentive stock option that is deemed to be regranted that continues to qualify as an incentive stock option will have a new grant date for incentive stock option purposes.  We do not currently expect that the Offer will extend for more than 30 calendar days.

Because the New Options issued in the Offer will be nonqualified stock options, upon exercise of the New Options, the Eligible Employee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.

Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We have also attempted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares.

There may be additional state or local tax imposed as a result of the Offer or your participation in the Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

                9.             Conditions to Completion of the Offer

We will not be required to accept any Eligible Options tendered for exchange if any of the events described below occurs. We may terminate or amend this Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if at any time on or after March 1, 2010 and on or before the date the Offer expires:

(a)           there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this Offer or the acquisition of some or all of the Eligible Options tendered for exchange pursuant to this Offer;

(b)           there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:

(i)            make the acceptance for exchange or the exchange of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of this Offer; or

(ii)           delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options tendered for exchange;

(c)           there shall have occurred:

(i)            any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)           the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)          the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;

(iv)          any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(v)           in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(vi)          any decrease of greater than 10% of the market price of our common shares from the price of $0.76 per share (the price on February 1, 2010, which is the date we determined the exchange ratios);

(vii)         any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount greater than 15% measured during any time period after the close of business on March 1, 2010; or

(viii)        any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Stock Option Exchange Program that would be in excess of any compensation expense that we would be required to record under generally accepted accounting principles in effect at the time we commence the Stock Option Exchange Program; or

(d)           a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)            any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 1, 2010; or

(ii)           any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 1, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares.

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section C.9 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

                10.          Price Range of Common Shares Underlying Eligible Options

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are our common shares. Our common stock currently trade on the Nasdaq Global Select Market under the symbol "IBCP."

The following table presents the high and low closing prices per share of our common shares for the periods indicated as reported by the Nasdaq Global Select Market:

	Closing Sales Price Per Share
	Low	High
2009
Fourth Quarter ended December 31, 2009	$ .59	$1.89
Third Quarter ended September 30, 2009	1.09	2.16
Second Quarter ended June 30, 2009	1.11	2.90
First Quarter ended March 31, 2009	0.90	3.00

2008
Fourth Quarter ended December 31, 2008	$1.48	$ 6.95
Third Quarter ended September 30, 2008	2.52	8.40
Second Quarter ended June 30, 2008	3.66	10.98
First Quarter ended March 31, 2008	7.50	14.12

As of February 23, 2010, the closing price of our common shares as reported by the Nasdaq Market was $0.86 per share.  You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

           11.     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options

A list of our current directors and executive officers as of February 1, 2010 is attached to this Offer to Exchange as Schedule B. Current and former members of our Board and our named executives (defined below) are not eligible to participate in the Stock Option Exchange Program.  Our "named executives" are Michael Magee, Robert Shuster, David Reglin, William (Brad) Kessel, and Stefanie Kimball. Executive officers other than these named executives are eligible to participate in the Stock Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of February 1, 2010 by our current executive officers who are eligible to participate in the Offer:

Name of Executive Officer	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Years)
Richard E. Butler	Senior Vice President, Operations	36,688	$21.48	4.58
Mark L. Collins	Executive Vice President, General Counsel	--	--	--
Peter R. Graves	Senior Vice President, Chief Information Officer	44,291	$21.03	4.10
James J. Twarozynski	Senior Vice President, Controller	36,631	$23.69	4.43

The following table shows the maximum number of New Options that may be issued to each of our executive officers eligible to participate in the Stock Option Exchange Program, assuming they each elect to tender and we accept all of their Eligible Options in the Offer:

Name of Executive Officer	Title	Maximum Number of Shares Underlying New Options
Richard E. Butler	Senior Vice President, Operations	6,612
Mark L. Collins	Executive Vice President, General Counsel	--
Peter R. Graves	Senior Vice President, Chief Information Officer	7,515
James J. Twarozynski	Senior Vice President, Controller	5,814

All eligible executive officers as a group		19,941

Because participation in the Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.

As of December 31, 2009, our directors and named executive officers (14 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of 250,570 of our shares, which represented approximately 23% of the shares subject to all options outstanding under all of our plans as of that date.  The following table sets forth the beneficial ownership of each of our current named executive officers and directors of options outstanding as of December 31, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common shares, which was 1,098,550 as of December 31, 2009.

Name	Position	Number of Shares Underlying Options Outstanding	Percentage of Total Shares Underlying Outstanding Options
Michael M. Magee	President, Chief Executive Officer and Director	71,874	6.5%
Robert N. Shuster	Executive Vice President and Chief Financial Officer	25,012	2.3%
David C. Reglin	Executive Vice President, Retail Banking	36,850	3.4%
Stefanie M. Kimball	Executive Vice President and Chief Lending Officer	18,238	1.7%
William B. Kessel	Executive Vice President and Chief Operating Officer	18,238	1.7%
Jeffrey A. Bratsburg	Chairman of the Board of Directors	30,993	2.8%
Donna J. Banks	Director	—
Stephen L. Gulis, Jr.	Director	—
Terry L. Haske	Director	16,455	1.5%
Robert L. Hetzler	Director	16,455	1.5%
Clarke B. Maxson	Director	—
James E. McCarty	Director	—
Charles A. Palmer	Director	16,455	1.5%
Charles C. Van Loan	Director	—

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past sixty days before and including March  1, 2010, except as otherwise reported with the SEC on Forms 4 or 5.  Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our proxy statement as filed with the SEC on December 18, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

           12.     Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Status of Eligible Options.  Eligible Options that are surrendered in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options after expiration of the Offer. Consistent with the terms of the LTIP, shares subject to Eligible Options granted under the LTIP that are surrendered and cancelled in the Stock Option Exchange Program will return to the pool of shares available for grant under the LTIP. Shares subject to Eligible Options granted under plans other than the LTIP will be cancelled and will not be available for new grants under any of our equity incentive plans. Assuming full participation in the Stock Option Exchange Program, as of February 1, 2010, there were 547,138 shares subject to Eligible Options that would be cancelled in the Stock Option Exchange Program. An aggregate of 27,406 of these shares were granted under Plans other than the LTIP and thus once cancelled in the program would not be available for subsequent grants. The remaining 519,732 shares that are subject to Eligible Options that would be cancelled in the program were granted under the LTIP. An aggregate of 99,855 of these 519,732 shares would become subject to New Options granted under the LTIP in exchange for all Eligible Options pursuant to the program, and thus the net number of shares available for future grants under the LTIP would increase by 419,877 shares.

Accounting Consequences.  IBC has adopted the provisions of ASC topic 718, "Compensation - Stock Compensation," which requires employee equity awards to be accounted for under the fair value method.  This Stock Option Exchange Program is intended to be "cost neutral" from an accounting standpoint.  To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by employees in the Stock Option Exchange Program. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees and will use that same model in valuing the stock options that are part of the Stock Option Exchange Program.  Stock Option Exchange Program ratios were established on February 1, 2010.  Therefore, some risk of incremental compensation does exist if there are fluctuations in our common stock price or other key inputs to the Black-Scholes option pricing model between the date the Stock Option Exchange Program ratios were established and the date the New Options are granted.

                13.          Legal Matters; Regulatory Approvals

The Stock Option Exchange Program and the Offer are subject to a number of conditions. We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange of, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options is subject to the conditions described in Section C.9.

                14.          Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to tender Eligible Options under the Offer.

                15.          Source and Amount of Consideration

The New Options will be granted under the LTIP. As of February 1, 2010, Eligible Options to purchase up to 547,138 of our common shares were outstanding and held by Eligible Employees. If all Eligible Options are tendered to the Company for exchange under the Offer, an aggregate of 99,855 shares subject to New Options will be granted.

                16.          Information Concerning Independent Bank Corporation

Independent Bank Corporation, headquartered in Ionia, Michigan, is a regional bank holding company providing commercial banking services in Michigan. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, mortgage origination services, and retail brokerage services. We serve individuals, small to medium-sized businesses, community organizations, and public entities.

Our wholly-owned banking subsidiary, Independent Bank, has banking offices located throughout Michigan, and the offices are primarily located in or near the Grand Rapids, Battle Creek, Lansing, Detroit, Bay City, and Saginaw metropolitan areas.  In total, Independent Bank serves its markets through its main office and a total of 105 branches, 4 drive-thru facilities, and 5 loan production offices.

Our bank's activities cover all phases of banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending and safe deposit box services. Our bank's mortgage lending activities are primarily conducted through a separate mortgage bank subsidiary.  Mepco Finance Corporation, a subsidiary of our bank, acquires (on a full recourse basis) and services payment plans used by consumers to purchase vehicle service contracts and similar products provided and administered by third parties.  In addition, our bank offers title insurance services through a separate subsidiary and provides investment and insurance services through a third party agreement with PrimeVest Financial Services, Inc. Our bank does not offer trust services. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our bank's branch network.

Our principal executive offices are located at 230 West Main Street, Ionia, Michigan 48846, and our telephone number at that address is (616) 527-9450.

           17.     Corporate Plans, Proposals and Negotiations

From time to time, the Company may be presented with business transactions outside the ordinary course of our business, such as opportunities to buy or sell branches, divisions, lines of business, or other assets or opportunities to sell our entire Company or to acquire other businesses.  At any given time, we may be exploring the possibility of any various corporate transactions.  In addition, from time to time, we may also be engaged in discussions or negotiations with potential candidates for management or Board of Director positions within the Company or any of our affiliates or with existing members of our management team for changes in positions, responsibilities or compensation.

In particular, we have recently announced our plans to pursue certain transactions intended to significantly increase the amount of our equity capital.  The three primary transactions we are pursuing are:

(a)                 An offer to the United States Department of the Treasury (the "Treasury") to exchange the shares of Series A Preferred Stock we issued to the Treasury under the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP) for shares of our common stock;

(b)                 An offer to the holders of our outstanding trust preferred securities to exchange those trust preferred securities for shares of our common stock; and

(c)                 A public offering of our common stock for cash in which we currently intend to seek to raise as much as $150 million of new equity capital.

The purpose of pursuing these transactions is to increase our equity capital in order to enhance our ability to withstand current economic conditions, particularly given the adverse conditions in Michigan.  Our Board of Directors has adopted resolutions that require us to increase our regulatory capital ratios in the near future.  We are pursuing the transactions described above in order to attain those capital ratios.  More information regarding these transactions and our plans to increase our equity capital are set forth in the Registration Statement on Form S‑4 we filed with the SEC on January 27, 2010, which is incorporated into this Offer to Exchange by reference.

The Registration Statement on Form S-4 also discusses the fact that our common stock may be delisted from the Nasdaq Market later in 2010 if we are unable to comply with Nasdaq listing rules.

Please see Section C.18 below for more information on how to obtain a copy of this Registration Statement on Form S-4 and other documents we file with the SEC.

Subject to the foregoing and except as otherwise disclosed in this Offer to Exchange or in the Company's filings with the SEC, we have no present plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
•	any material change in our present dividend policy, or our indebtedness or capitalization;
•	any other material change in our corporate structure or business;
•	any other changes to the present Board of Directors or management of the Company;
•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or
•	any changes in our Articles of Incorporation, bylaws, or other governing instruments or any actions that could impede the acquisition of control of the Company.

               18.          Additional Information

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on March  1, 2010, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;
•	the Definitive Proxy Statement for our 2009 Annual Meeting of Shareholders, filed with the SEC on March 19, 2009;
•	the Definitive Proxy Statement for our Special Meeting of Shareholders held on January 29, 2010, filed with the SEC on December 18, 2009;
•

the description of our common stock contained in our Registration Statement (File No. 0-7818 ) filed pursuant to Section 12(g) of the Exchange Act, including any subsequently filed amendments and reports updating such description.

You should also review the filings we make with the SEC after the date of this Offer to Exchange.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330. These filings are also available to the public on the website of the SEC at www.sec.gov and on our website under the "Investor Relations" link at www.IndependentBank.com.

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to Independent Bank Corporation, 230 West Main Street, Ionia, MI 48846, or by calling us at 616-522-1783 or by emailing msteele@ibcp.com.

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are incorporated herein by reference. Section C.19 below includes a summary of our financial information from this Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

           19.     Financial Information

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K we filed with the SEC on February 26, 2010, which is incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in such Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets

(amounts in thousands, except per share data):

	Year Ended December 31,
	2009	2008	2007	2006	2005
(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$189,056	$203,736	$223,254	$216,895	$193,035
Interest expense	50,533	73,587	102,663	93,698	63,099
Net interest income	138,523	130,149	120,591	123,197	129,936
Provision for loan losses	103,032	71,321	43,160	16,344	7,806
Net gains (losses) on securities	3,744	(14,961)	(705)	171	1,484
Other non-interest income	54,915	44,682	47,850	44,679	41,342
Non-interest expenses	187,587	177,150	115,724	106,216	101,785
Income (loss) from continuing operations before income tax	(93,437)	(88,601)	8,852	45,487	63,171
Income tax expense (benefit)	(3,210)	3,063	(1,103)	11,662	17,466
Income (loss) from continuing operations	(90,227)	(91,664)	9,955	33,825	45,705
Discontinued operations, net of tax			402	(622)	1,207
Net income (loss)	$(90,227)	$(91,664)	$10,357	$33,203	$46,912
Preferred dividends	4,301	215
Net income (loss) applicable to common stock	$(94,528)	$(91,879)	$10,357	$33,203	$46,912

PER COMMON SHARE DATA(1)
Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44	$1.48	$1.96
Diluted	(3.96)	(4.00)	0.44	1.45	1.92
Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$0.46	$1.45	$2.01
Diluted	(3.96)	(4.00)	0.45	1.43	1.97
Cash dividends declared	0.03	0.14	0.84	0.78	0.71
Book value	1.69	5.49	10.62	11.29	10.75

SELECTED BALANCES
Assets	$2,965,364	$2,956,245	$3,247,516	$3,406,390	$3,348,707
Loans	2,299,372	2,459,529	2,518,330	2,459,887	2,365,176
Allowance for loan losses	81,717	57,900	45,294	26,879	22,420
Deposits	2,565,768	2,066,479	2,505,127	2,602,791	2,474,239
Shareholders' equity	109,861	194,877	240,502	258,167	248,259
Long-term debt	0	0	1,000	3,000	5,000

SELECTED RATIOS
Tax equivalent net interest income to
average interest earning assets	5.08%	4.63%	4.26%	4.41%	4.85%
Income (loss) from continuing operations to (2)
Average common equity	(90.72)	(39.01)	3.96	13.06	18.63
Average assets	(3.17)	(2.88)	0.31	0.99	1.42
Net income (loss) to
Average common equity	(90.72)	(39.01)	4.12	12.82	19.12
Average assets	(3.17)	(2.88)	0.32	0.97	1.45
Average shareholders' equity to average assets	5.80	7.50	7.72	7.60	7.61
Tier 1 capital to average assets	5.27	8.61	7.44	7.62	7.40
Non-performing loans to Portfolio
Loans	4.78	5.09	3.07	1.59	0.70

(1)	Per share data has been adjusted for 5% stock dividends in 2006 and 2005.

(2)	These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income (loss) applicable to common stock.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section C.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

           20.     Miscellaneous; Forward-Looking Statements

This Offer to Exchange contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties.  See Section B above for more information on these risks.

Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

INDEPENDENT BANK CORPORATION

March 1, 2010

3272437/2

SCHEDULE A

EXCHANGE RATIOS

The following chart shows the exchange ratios for the Stock Option Exchange Program

Eligible Option Grant Date	Original Exercise Price	Exchange Ratio[1]
1/21/02	$14.11	5.158
4/16/02	$15.44	5.045
4/18/02	$15.65	13.498
4/29/02	$15.75	13.616
5/13/02	$16.18	14.129
1/18/03	$17.52	5.127
4/17/03	$17.43	4.994
4/21/03	$17.91	5.729
4/28/03	$19.04	17.769 6.046
5/20/03	$20.23	19.403
8/18/03	$23.83	7.421
10/6/03	$25.92	6.935
1/24/04	$25.81	6.779
4/23/04	$23.69	6.219
6/1/04	$13.37	4.132 4.076
6/14/04	$21.81	21.681
11/22/04	$26.00	7.026
1/28/05	$27.31	6.725
3/4/05	$28.49	32.729
3/7/05	$28.56	8.831
4/26/05	$25.02	6.226
6/6/05	$26.39	8.177 7.121 29.005
6/21/05	$26.39	8.177
11/15/05	$26.97	6.448
12/15/05	$26.76	6.441
4/24/07	$16.69	4.124
5/21/07	$16.78	5.415

The number of shares subject to a New Option granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by dividing the number of shares underlying the surrendered Eligible Option by the applicable exchange ratio and rounding the result down to the nearest whole share.

For example:

•

If an Eligible Employee exchanged an Eligible Option for 1,000 shares granted on April 26, 2005, the Eligible Employee would receive a New Option for 160 shares in exchange for the surrendered Eligible Option (1,000 divided by 6.226, and rounded down to the nearest whole share).

•

If the Eligible Employee also exchanged another Eligible Option for 1,500 shares granted on April 24, 2007, the Eligible Employee would receive a New Option for 363 shares in exchange for the surrendered Eligible Option (1,500 divided by 4.124, and rounded down to the nearest whole share).

1 There may be multiple exchange ratios for a single grant date because of differences in the terms applicable to the related Eligible Options.  Refer to your individual election form for the exchange ratio(s) applicable to your Eligible Options.

 SCHEDULE B

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF INDEPENDENT BANK CORPORATION

The directors and executive officers of Independent Bank Corporation as of February 1, 2010, are as follows:

Name	Position
Michael M. Magee*	President, Chief Executive Officer and Director
Robert N. Shuster*	Executive Vice President and Chief Financial Officer
David C. Reglin*	Executive Vice President, Retail Banking
Stefanie M. Kimball*	Executive Vice President and Chief Lending Officer
William B. Kessel*	Executive Vice President and Chief Operating Officer
Richard E. Butler	Senior Vice President, Operations
Mark L. Collins	Executive Vice President, General Counsel
Peter R. Graves	Senior Vice President, Chief Information Officer
James J. Twarozynski	Senior Vice President, Controller
Jeffrey A. Bratsburg*	Chairman of the Board of Directors
Donna J. Banks*	Director
Stephen L. Gulis, Jr.*	Director
Terry L. Haske*	Director
Robert L. Hetzler*	Director
Clarke B. Maxson*	Director
James E. McCarty*	Director
Charles A. Palmer*	Director
Charles C. Van Loan*	Director

The address of each executive officer and director is:

Independent Bank Corporation

230 West Main Street

Ionia, MI 48846

*Not eligible to participate in this Offer.